UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 22, 2006

HUSKER AG, LLC

(Exact name of registrant as specified in its charter)

Nebraska	000-49773	47-0836953
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

54048 Highway 20 Plainview, Nebraska	68769
(Address of principal executive offices)	(Zip Code)

(402) 582-4446

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 22, 2006, Husker Ag, LLC (the “Company”) executed an Extension Agreement with Midwest Bank National Association, Plainview, Nebraska (“Midwest Bank”), whereby Midwest Bank agreed to extend the Company’s revolving line of credit until April 30, 2006. Other than this extension, there were no changes to the material terms and conditions of the revolving line of credit which is evidenced by a Commercial Loan Agreement, Promissory Note, and related loan documents entered into by the parties on February 22, 2005. A copy of the Extension Agreement is attached as Exhibit 99.1 to this Form 8-K.

The terms of the revolving line of credit are set forth in the Commercial Loan Agreement and related loan documents and include the following: multiple advances, maximum borrowings of $5,000,000, and monthly interest payments. Interest accrues at the Wall Street Journal Prime Rate plus 0.75% adjusted monthly (the WSJ Prime Rate was 7.50% at February 27, 2006, with a resultant interest rate of 8.25%). As of February 27, 2006, the Company had not borrowed any money from Midwest Bank pursuant to this line of credit.

The loan is secured by a first mortgage on the Company’s real estate and plant, as well as a first security interest on all accounts receivable, inventory, equipment, fixtures, and on all personal property and general intangibles.

The Commercial Loan Agreement requires lender approval prior to making distributions to Husker Ag members in excess of the Company’s net income. In addition, the Company must obtain prior approval from Midwest Bank for any capital improvements in excess of $1,050,000. The Commercial Loan Agreement also imposes a number of other covenants stating that the Company must maintain: (i) a minimum tangible net worth of $20,500,000; (ii) working capital of not less than $2,500,000; and (iii) a debt coverage ratio of 1.2:1 measured at the end of each year (ratio is defined as net income plus depreciation plus interest on term debt divided by principal plus interest on term debt).

The loan may be accelerated upon default. However, the Commercial Loan Agreement provides the Company with a right to cure any default. Default provisions include, among other things, (i) the Company’s failure to pay amounts when due; and (ii) the Company’s failure to perform any material condition or to comply with any material promise or covenant of the Commercial Loan Agreement or any of the related loan documents.

Item 8.01	Other Events

On February 28, 2006, the Husker Ag, LLC (“Company”) Board of Directors approved a plan to proceed with a plant expansion project (the “Plant Expansion Project”) at the current Husker Ag location near Plainview, Nebraska, subject to member approval at the upcoming Husker Ag annual meeting. The Company is currently in negotiations with a potential design build contractor for the Plant Expansion Project concerning the terms and conditions of the construction of the additional facilities. The Plant Expansion Project is currently contemplated to add 40 million or more gallons per year ethanol production capacity to the Company’s existing operations, resulting in total plant capacity in excess of 60 million gallons per year. The Plant Expansion Project is expected to cost in excess of $45 million, subject to the terms of a definitive agreement with the design build contractor.

The Husker Ag, LLC Board of Directors intends to raise the funds necessary for the Plant Expansion Project through debt financing from the Company’s current lenders, capital generated from current operations, and from a rights offering to existing Husker Ag members. The Company is currently in discussions with its current lenders concerning the terms and conditions of debt financing available for the Plant Expansion Project, although no letter of intent or definitive agreement has been reached. A rights offering is an offering to the existing members of a right to subscribe to newly issued membership interests on a pro rata basis, based on the member’s percentage ownership interest in the Company. The members entitled to participate in the rights offering will be based on a future record date to be determined by the Board.

The successful completion of the Plant Expansion Project will be subject to a number of conditions, including reaching a satisfactory definitive agreement with a design build contractor, obtaining satisfactory debt financing from one or more lenders, the approval of a supermajority vote of the Husker Ag members, and raising of sufficient equity capital from the rights offering to existing Husker Ag members and current operations of the Company.

The Husker Ag Board of Directors has approved submission of the Plant Expansion Project for a vote of the Husker Ag members at the 2006 annual meeting, and is tentatively targeting a May meeting date for the 2006 annual meeting, which date is subject to change depending on a number of factors, including the timing of reaching a definitive agreement with a design build contractor.

Cautionary Statement for Purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters discussed in this report of Form 8-K, when not historical matters, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from projected results. Such factors include, among others, the ability of the Company to reach definitive agreements with third parties on terms satisfactory to the Company, ethanol and agricultural industry conditions and volatility of commodity prices, availability of financing, environmental and governmental regulations, force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to control or predict. The Company disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events, or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Extension Agreement dated February 22, 2006 with Midwest Bank, N.A.

99.2	Press Release dated February 28, 2006

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUSKER AG, LLC

Date: February 28, 2006	By:	/s/ Fredrick J. Knievel
Fredrick J. Knievel, Chairman of the Board